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                            [LOGO XM SATELLITE RADiO]               EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Greg Cole, 202-380-4008, greg.cole@xmradio.com
                  Gary Tiedemann, 202-380-4010, gary.tiedemann@xmradio.com
Press Contact:    Charles Robbins, 202-380-4316, charles.robbins@xmradio.com

                 XM RADIO CLOSES $475 MILLION FINANCING PACKAGE
        Company Also Closes Exchange Offer With 92 Percent Participation

Washington, DC, January 28, 2003 - XM Satellite Radio Inc. (Nasdaq: XMSR) today closed on its $475 million funding package - consisting of $225 million in new funds from strategic and financial investors and $250 million in payment deferrals and related credit facilities from General Motors.

XM also closed its exchange offer with respect to its outstanding 14 percent Senior Secured Notes due 2010. XM had offered its noteholders a package of cash and new securities, including new 14 percent Senior Secured Discount Notes due 2009 and warrants to purchase common stock. Over $300 million, representing 92 percent of the outstanding issue of Existing Notes, were tendered. 25,514,960 warrants, exercisable at $3.18 per share, have been issued to noteholders. The company was advised on these transactions by Bear, Stearns & Co., Merrill Lynch & Co. and Veronis, Suhler Stevenson.

"The completion of these financings and refinancings under today's difficult investment conditions is a critical milestone in XM's road to becoming a major entertainment company. The funding acquired, coupled with recent GM/Honda OEM announcements and the marketplace success of new XM receiver products in the retail marketplace, gives us a clear path to cashflow breakeven in 2004. Our management team and employees will continue their focus on executing each element of our business plan and delivering exciting, innovative services to our growing base of customers," said XM President and CEO Hugh Panero.

The $225 million in new funding is in the form of 10 percent Senior Secured Discount Convertible Notes due in 2009 and a small concurrent common stock sale. Purchasers of the Notes include American Honda Motor Co., Inc.; Hughes Electronics Corporation; The Hearst Corporation; affiliates of Columbia Capital LLC, AEA Investors Inc., Eastbourne Capital Management LLC, Everest Capital Management and BayStar Capital II, L.P.; and other parties. The Notes are convertible into common stock at a price of $3.18 per share. Proceeds will be used for general corporate purposes.

Last week, the XM Board of Directors also voted to add two new members to the
Board: R. Steven Hicks, who brings 33 years of experience building successful companies in the

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                            [LOGO XM SATELLITE RADiO]

radio broadcasting and media industry; and Thomas G. Elliott, Executive Vice President, Automobile Operations of American Honda Motor Co., Inc.

XM (Nasdaq: XMSR) had more than 360,000 subscribers as of Jan. 8, on track to exceed 1 million subscribers in 2003. General Motors recently announced it will expand the availability of factory-installed XM radios across 44 different models, including household brand names such as Buick, Cadillac, Chevrolet, GMC, Oldsmobile and Pontiac. Honda announced it will make XM available as a factory-installed feature on key Acura and Honda models, including the top-selling Honda Accord. XM will be available as an option on future Nissan, Infiniti, Audi and Volkswagen models. XM radios are available at major electronics retailers nationwide. Leading manufacturers such as Sony, Alpine, Pioneer, Audiovox and Delphi, maker of the acclaimed SKYFi radio line, offer a broad array of XM radios that easily enable any existing car stereo system. During the recent Christmas season, XM introduced its first portable radio or "boombox" under the SKYFi Audio System brand.

XM is transforming radio, an industry that has seen little technological change since FM, almost 40 years ago. XM's programming lineup features 101 coast-to-coast digital channels: 70 music channels, more than 35 of them commercial-free, from hip hop to opera, classical to country, bluegrass to blues; and 31 channels of sports, talk, children's and entertainment. XM's strategic investors include America's leading car, radio and satellite TV companies -- General Motors, American Honda Motor Co. Inc., Clear Channel Communications and DIRECTV. For more information, please visit XM's web site: http://www.xmradio.com.

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Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company's service, the Company's dependence on third party vendors, its continuing need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.'s Form 8-K filed with the Securities and Exchange Commission on 12-23-2002. Copies of the filing are available upon request from XM Radio's Investor Relations Department.